Exhibit 99.1

Corporate Headquarters: 16005 Los Gatos Blvd, Los Gatos, CA 95032

Akeena Solar Receives Notice of Non-Compliance with NASDAQ Marketplace Rule 4350

LOS GATOS, CA October 9, 2008 - Akeena Solar, Inc. (NASDAQ: AKNS), a leading designer and installer of solar power systems, received notice from The Nasdaq Stock Market on October 7, 2008 that due to the resignation of Mr. George Lauro from its Board of Directors on October 1, the Company no longer complies with Nasdaq’s audit committee composition requirements as set forth in Marketplace Rule 4350.

Consistent with Marketplace Rule 4350(d)(4), the notice from NASDAQ confirmed that Akeena will have a cure period in order to regain compliance as follows:

•	Until the earlier of Akeena’s next annual shareholders’ meeting or October 1, 2009; or,

•	By March 30, 2009 if the next annual shareholders’ meeting is held before March 30, 2009.

Akeena must submit to NASDAQ documentation, including biographies of any new directors, evidencing compliance with these rules no later than these grace period dates. The Company does not anticipate difficulty in regaining compliance within the grace period, and has begun the process of identifying a replacement independent director to join its Board and Audit Committee. In the event Akeena does not regain compliance by the required date, NASDAQ will provide written notification that the Company’s securities will be delisted. At that time, the Akeena could appeal the decision to a Listing Qualifications Panel.

About Akeena Solar, Inc.
Founded in 2001, Akeena Solar's philosophy is simple: We believe producing clean electricity directly from the sun is the right thing to do for our environment and economy. Akeena Solar has grown to become one of the largest national integrators of residential and small commercial solar power systems in the United States, serving customers directly in California, New Jersey, New York, Connecticut, Colorado and Pennsylvania. For more information, visit Akeena Solar's website at www.akeena.com

Company Contact:
Barry Cinnamon, President and CEO
Akeena Solar, Inc.
(408) 402-9400
bcinnamon@akeena.com

Investor Relations Contact:
Jody Burfening/Amy Gibbons
Lippert / Heilshorn & Associates
(212) 838-3777
agibbons@lhai.com